Exhibit 99.1

New York | Andrew Gully | Jennifer Park | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FULL YEAR 2014 FINANCIAL RESULTS

•	19% Increase in 2014 Net Auction Sales

•	20% Increase in 2014 Adjusted Operating Income*

•	2015 Auctions To Date Lead the Market in Old Masters, Impressionist & Modern Art and Contemporary Art Categories

•	Launched RM Sotheby’s - A New Strategic Partnership in Collectible Automobiles with RM Auctions

NEW YORK, 2 March 2015 - Sotheby’s (NYSE: BID) today reported financial results for the fourth quarter and twelve months ended 31 December 2014.

Sotheby’s reported 2014 Adjusted Operating Income* of $267.9 million, representing a $44 million (20%) improvement over the prior year, reflecting the continued strength of the global art market along with the benefit of management’s cost reduction initiatives. On an after-tax basis, Sotheby’s 2014 Adjusted Net Income* is $142.4 million, an $11.6 million (9%) increase, as the improvement in operating income is partially offset by an increase in Sotheby's effective income tax rate from 30% to 39% in 2014. Adjusted Diluted Earnings per Share* in 2014 is $2.03.

Including charges associated with shareholder activism, restructuring and CEO transition, operating income, net income and diluted earnings per share for 2014 are $226.0 million, $117.8 million and $1.68, respectively.

Exhibit 99.1

Fourth quarter 2014 net income is $74.0 million, or $1.06 per diluted share. Excluding $7.5 million in pre-tax charges principally associated with the CEO transition, Adjusted Net Income* is $78.4 million and Adjusted Diluted Earnings per Share is $1.12.

For the full year 2014, auction commission revenues improved $70.4 million (10%) due to an $812.5 million (19%) increase in Net Auction Sales, partially offset by a decline in Auction Commission Margin from 15.9% to 14.7% due to the competitive environment for winning high value consignments, as well as sales mix. Also, private sales commissions decreased 32% in 2014 as prior year results included a significant number of individual high-value transactions. In order to enhance revenue, strengthen auction commission margins and fund innovation, Sotheby’s enacted a new buyer’s premium rate structure that became effective 1 February 2015. Buyers at auction now generally pay 25% on the first $200,000 of hammer price; 20% on the portion of hammer price above $200,000 up to and including $3 million; and 12% on any remaining amount above $3 million.

“We had a remarkable 2014, with double digit sales growth in many of Sotheby’s key categories - including Impressionist & Modern Art, Contemporary Art, Jewelry, Old Masters and American Art, among others. These successes highlight the incredible depth and breadth of Sotheby’s expertise and demonstrate our ability to deliver for our stakeholders,” said Chairman, President and Chief Executive Officer Bill Ruprecht.

“That success has continued in 2015, with market-leading sales in Old Masters, Impressionist & Modern and Contemporary Art,” Mr. Ruprecht continued. “We have seen a 12% growth in global participation, a 42% increase in online buying across categories, and we have doubled our audience for live-stream auctions viewed on sothebys.com. We’re reaching more collectors, in more corners of the world, through more channels. It’s been a good start to the year.”

Exhibit 99.1

A number of cost reduction initiatives implemented by management throughout 2014 enhanced profitability. These initiatives resulted in a lower ratio of auction direct costs as a percentage of Net Auction Sales, savings in general and administrative costs and marketing expenses, and also helped contain full-time salary costs. A year ago, Management targeted $22 million** in savings in these areas in 2014 as compared to 2013. Assuming a similar level of Net Auction Sales as 2013, the cost savings ultimately achieved in 2014 effectively totaled $33 million**, or 50% more than originally projected.

Sotheby’s and RM Auctions, the world's foremost collector car auctioneer, recently announced the formation of a new strategic partnership which will now be known as RM Sotheby's, as Sotheby’s acquires a 25 percent ownership interest. This long-term investment comes as the more than $2 billion market for the finest automobiles continues to grow, presenting increasing opportunities for both companies. Over time, Sotheby’s will have the ability to expand its ownership stake as the partnership evolves and grows.

2015 Sales to Date
Sotheby’s annual Old Masters Week sales in New York in January achieved the impressive total of $79.3 million which placed this sales series as the clear market leader in 2015. Auction records were set for artists across the category and a total of 15 lots sold for more than $1 million.

Sotheby’s February Impressionist & Modern Art sales in London brought a market leading $319.0 million, with the evening sale totaling $280.2 million, the highest total for any auction ever held in London, in any category. Works by Claude Monet were the highlight of the sales, as five of his pieces brought a combined $83.8 million.

Exhibit 99.1

The London Contemporary Art sales last month also led the market with a total of $214.0 million, Sotheby’s strongest European Contemporary Art sales ever. Gerhard Richter’s monumental Abstraktes Bild brought $45.6 million, which established a new record at auction for a work of art sold by any living European artist.

Upcoming Sales
Later this month in New York, Sotheby’s presents its Spring series of Asia week sales which carry a total pre-sale estimate of $42-60 million. The week’s auctions are highlighted by a single owner sale of Chinese Art from the Collection of Sakomoto Gorô which focuses on several kiln sites ranging in age from the 3rd century BC to the 19th century AD.

In London later this month, Sotheby’s hosts Bear Witness, a remarkable collection of Contemporary Art and curious artefacts. From Warhol, Hirst and Rothko to Renaissance-era marble skulls and 19th-century theatrical props, the sale has a pre-sale estimate of $39-55 million.

Next month in New York, Sotheby’s Magnificent Jewels sale stars a 100-carat perfect diamond unlike any offered before. The remarkable 100.20-carat, D color, Internally Flawless, type IIa Emerald cut diamond has a pre-sale estimate of $19-25 million.

Non-GAAP Financial Measures
* Adjusted Operating Income, Adjusted Net Income, and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. Adjusted Operating Income is defined as operating income excluding special charges (net), restructuring charges (net), and CEO separation costs. Adjusted Net Income is defined as net income excluding after-tax special charges (net), restructuring charges (net), and CEO separation costs. Adjusted Diluted Earnings Per Share is defined as diluted earnings per share excluding the per share impact of special charges (net), restructuring charges (net), and CEO separation costs. See Appendix B for a reconciliation of these non-GAAP financial measures.

Other Notes
** Management’s original commitment of a 10 basis point reduction in this metric would have equated to approximately $5 million in savings assuming a similar level of Net Auction Sales as 2013; while the 23 basis point reduction actually achieved in 2014 equates to a cost reduction in excess of $10 million.

Exhibit 99.1

Reporting of Auction Estimates and Results
Net Auction Sales, as used in the discussion of 2014 results, represents the total hammer price of property sold at auction. The prices used in the “2015 Sales to Date” section represent the total hammer price of property plus buyer's premium. The pre-sale auction estimates used in “Upcoming Sales” do not include buyer’s premium.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well as an accompanying slide presentation will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EST on 2 March 2015, to discuss its fourth quarter and twelve months 2014 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 72720187.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in nine different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Appendix A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	UNAUDITED		AUDITED
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

Revenues:
Agency	$309,582	$327,592	$825,126	$793,639
Principal	28,951	3,942	69,958	30,638
Finance	10,274	5,619	33,013	21,277
License fees	1,949	1,724	8,484	6,902
Other	468	324	1,472	1,222
Total revenues	$351,224	$339,201	$938,053	$853,678
Expenses:
Agency direct costs	38,468	37,606	86,524	84,594
Cost of Principal revenues	28,018	3,192	68,037	30,307
Cost of Finance revenues	3,372	—	8,740	—
Marketing	5,793	6,884	16,566	22,487
Salaries and related	88,457	93,519	310,934	297,450
General and administrative	45,456	46,500	158,796	175,458
Depreciation and amortization	5,205	5,193	20,575	19,435
Special charges, net	(80)	1,372	20,008	1,372
Restructuring charges, net	(47)	—	14,238	—
CEO separation costs, net	7,591	—	7,591	—
Total expenses	222,233	194,266	712,009	631,103
Operating income	128,991	144,935	226,044	222,575
Interest income	444	543	1,883	2,801
Interest expense	(8,881)	(9,148)	(35,189)	(42,712)
Other (loss) income	(407)	516	283	3,029
Income before taxes	120,147	136,846	193,021	185,693
Equity in earnings (losses) of investees, net of taxes	52	(4)	732	15
Income tax expense	46,259	46,089	75,761	55,702
Net income	$73,940	$90,753	$117,992	$130,006
Less: Net (loss) income attributable to noncontrolling interest	(63)	—	197	—
Net income attributable to Sotheby's	$74,003	$90,753	$117,795	$130,006
Basic earnings per share - Sotheby's common shareholders	$1.07	$1.32	$1.69	$1.90
Diluted earnings per share - Sotheby's common shareholders	$1.06	$1.30	$1.68	$1.88
Weighted average basic shares outstanding	68,992	68,876	69,016	68,374
Weighted average diluted shares outstanding	69,707	68,826	69,606	69,175
Cash dividends declared per common share	$0.10	$0.10	$4.74	$0.20

Appendix B

USE OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. Included in this presentation are financial measures presented in accordance with GAAP and also on a non-GAAP basis. Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted Earnings Per Share are supplemental financial measures that are not required by or presented in accordance with GAAP. Sotheby's definition of these non-GAAP financial measures is provided in the following paragraphs.

Adjusted Operating Income is defined as operating income excluding special charges (net), restructuring charges (net), and CEO separation costs. Adjusted Net Income is defined as net income attributable to Sotheby's, excluding after-tax special charges (net), restructuring charges (net), CEO separation costs. Adjusted Diluted Earnings Per Share is defined as diluted earnings per share excluding the per share impact of special charges (net), restructuring charges (net), CEO separation costs.

Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted Earnings per Share are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby’s forecasting and budgeting processes as they provide helpful measures of Sotheby’s core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.

A reconciliation of each of these non-GAAP financial measures to the most comparable measure reported in accordance with GAAP is presented in the following tables (in thousands of dollars, except per share data):

			Favorable/(Unfavorable)
Year Ended December 31,	2014	2013	$ Change	% Change
Operating Income	$226,044	$222,575	$3,469	2%
Add: Special charges, net	20,008	1,372
Add: Restructuring charges, net	14,238	—
Add: CEO separation costs	7,591	—
Adjusted Operating Income	$267,881	$223,947	$43,934	20%

			Favorable/(Unfavorable)
Year Ended December 31,	2014	2013	$ Change	% Change
Net income attributable to Sotheby's	$117,795	$130,006	$(12,211)	(9%)
Add: Special charges (net), net of tax	11,133	755
Add: Restructuring charges (net), net of tax	9,017	—
Add: CEO separation costs, net of tax	4,453	—
Adjusted Net Income	$142,398	$130,761	$11,637	9%

			Favorable/(Unfavorable)
Year Ended December 31,	2014	2013	$ Change	% Change
Diluted earnings per share	$1.68	$1.88	$(0.20)	(11%)
Add: Per share impact of special charges, net	0.16	0.01
Add: Per share impact of restructuring charges, net	0.13	—
Add: Per share impact of CEO separation costs, net	0.06	—
Adjusted Diluted Earnings Per Share	$2.03	$1.89	$0.14	7%

Appendix B

			Favorable/(Unfavorable)
Three Months Ended December 31,	2014	2013	$ Change	% Change
Net income attributable to Sotheby's	$74,003	$90,753	$(16,750)	(18%)
Add: Special charges (net), net of tax	(44)	755
Add: Restructuring charges (net), net of tax	(29)	—
Add: CEO separation costs, net of tax	4,453	—
Adjusted Net Income	$78,383	$91,508	$(13,125)	(14%)

			Favorable/(Unfavorable)
Three Months Ended December 31,	2014	2013	$ Change	% Change
Diluted earnings per share	$1.06	$1.30	$(0.24)	(18%)
Add: Per share impact of special charges, net	—	0.01
Add: Per share impact of restructuring charges, net	—	—
Add: Per share impact of CEO separation costs, net	0.06	—
Adjusted Diluted Earnings Per Share	$1.12	$1.31	$(0.19)	(15%)